                                                                   EXHIBIT 99.03

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
           (a wholly owned subsidiary of Ambac Financial Group, Inc.)

                   Consolidated Unaudited Financial Statements

                   As of March 31, 2002 and December 31, 2001
                and for the Periods Ended March 31, 2002 and 2001

                  Ambac Assurance Corporation and Subsidiaries
                           Consolidated Balance Sheets
                      March 31, 2002 and December 31, 2001
                    (Dollars in Thousands Except Share Data)

                                                                                   March 31, 2002           December 31, 2001
                                                                               --------------------       ---------------------
                                                                                    (unaudited)
                                    ASSETS
Investments:
    Fixed income securities, at fair value
      (amortized cost of $5,053,550 in 2002 and $4,955,542 in 2001)                   $5,140,072                  $5,083,039
    Short-term investments, at cost (approximates fair value)                            157,299                     185,943
    Other                                                                                  2,287                       1,394
                                                                               --------------------       ---------------------
      Total investments                                                                5,299,658                   5,270,376

Cash                                                                                      24,398                      33,678
Cash pledged as collateral                                                                 7,453                           -
Receivable for securities sold                                                               665                         281
Investment income due and accrued                                                         68,883                      73,456
Reinsurance recoverable                                                                    2,055                       2,259
Prepaid reinsurance                                                                      267,989                     267,655
Deferred acquisition costs                                                               167,423                     163,477
Other assets                                                                             364,524                     343,866
                                                                               --------------------       ---------------------
      Total assets                                                                    $6,203,048                  $6,155,048
                                                                               ====================       =====================

           LIABILITIES AND STOCKHOLDER'S EQUITY
           ------------------------------------

Liabilities:
    Unearned premiums                                                                 $1,816,927                  $1,790,084
    Losses and loss adjustment expense reserve                                           155,893                     152,352
    Ceded reinsurance balances payable                                                     7,710                      10,146
    Deferred income taxes                                                                137,123                     147,642
    Current income taxes                                                                  63,456                     126,039
    Note payable to affiliate                                                             63,500                      63,500
    Payable for securities purchased                                                      36,898                      26,097
    Other liabilities                                                                    370,573                     362,465
                                                                               --------------------       ---------------------
      Total liabilities                                                                2,652,080                   2,678,325
                                                                               --------------------       ---------------------
Stockholder's equity:
    Preferred stock, par value $1,000 per share; authorized
      shares - 285,000; issued and outstanding shares - none                                   -                           -
    Common stock, par value $2.50 per share; authorized shares
      - 40,000,000; issued and outstanding shares - 32,800,000
      at March 31, 2002 and December 31, 2001                                             82,000                      82,000
    Additional paid-in capital                                                           927,862                     928,094
    Accumulated other comprehensive income                                                53,504                      80,556
    Retained earnings                                                                  2,487,602                   2,386,073
                                                                               --------------------    ------------------------
      Total stockholder's equity                                                       3,550,968                   3,476,723
                                                                               --------------------    ------------------------
      Total liabilities and stockholder's equity                                      $6,203,048                  $6,155,048
                                                                               ====================    ========================

See accompanying Notes to Consolidated Unaudited Financial Statements.

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                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)
                  For The Periods Ended March 31, 2002 and 2001
                             (Dollars in Thousands)

                                                         Three Months Ended
                                                              March 31,
                                                      -------------------------
                                                          2002          2001
                                                      ----------      ---------
Revenues:

    Gross premiums written                            $  151,469      $ 110,291
    Ceded premiums written                               (19,549)       (12,701)
                                                      ----------      ---------
        Net premiums written                          $  131,920      $  97,590
                                                      ==========      =========

    Net premiums earned                               $  105,212      $  86,088
    Other credit enhancement fees                          6,288          4,653
                                                      ----------      ---------
        Net premiums earned and other
        credit enhancement fees                          111,500         90,741
    Net investment income                                 72,400         64,964
    Net securities losses                                 (4,571)        (4,938)
    Other income                                           8,678          7,552
                                                      ----------      ---------
        Total revenues                                   188,007        158,319
                                                      ----------      ---------

Expenses:

    Losses and loss adjustment expenses                    5,700          4,600
    Underwriting and operating expenses                   20,294         18,407
    Interest expense                                         551          1,154
                                                      ----------      ---------
        Total expenses                                    26,545         24,161
                                                      ----------      ---------

    Income before income taxes                           161,462        134,158

    Provision for income taxes                            40,433         32,945
                                                      ----------      ---------

    Net income                                        $  121,029      $ 101,213
                                                      ==========      =========

See accompanying Notes to Consolidated Unaudited Financial Statements

                  Ambac Assurance Corporation and Subsidiaries
                 Consolidated Statements of Stockholder's Equity
                                   (Unaudited)
                  For The Periods Ended March 31, 2002 and 2001
                             (Dollars in Thousands)

                                                                            2002                        2001
                                                                   ---------------------------  --------------------------
Retained Earnings:
       Balance at January 1                                        $2,386,073                   $2,002,120
       Net income                                                     121,029   $     121,029      101,213    $    101,213
                                                                                -------------                 ------------
       Dividends declared - common stock                              (19,500)                     (17,000)
                                                                   ----------                   ----------
       Balance at March 31                                         $2,487,602                   $2,086,333
                                                                   ----------                   ----------

Accumulated Other Comprehensive Income:
       Balance at January 1                                        $   80,556                   $   81,616
       Unrealized (losses) gains on securities, ($40,974)
         and $30,912, pre-tax, in 2002 and 2001, respectively /(1)/                   (26,633)                      20,093
       Foreign currency translation loss                                                 (419)                        (896)
                                                                                -------------                 ------------
       Other comprehensive (loss) income                              (27,052)        (27,052)      19,197          19,197
                                                                   --------------------------   --------------------------
       Comprehensive income                                                     $      93,977                 $    120,410
                                                                                =============                 ============
       Balance at March 31                                         $   53,504                   $  100,813
                                                                   ----------                   ----------

Preferred Stock:
       Balance at January 1 and March 31                           $        -                   $        -
                                                                   ----------                   ----------

Common Stock:
       Balance at January 1 and March 31                           $   82,000                   $   82,000
                                                                   ----------                   ----------

Additional Paid-in Capital:
       Balance at January 1                                        $  928,094                   $  760,006
       Capital issuance costs                                            (607)                           -
       Exercise of stock options                                          375                            -
                                                                   ----------                   ----------
       Balance at March 31                                         $  927,862                   $  760,006
                                                                   ----------                   ----------

Total Stockholder's Equity at March 31                             $3,550,968                   $3,029,152
                                                                   ==========                   ==========

/(1)/ Disclosure of reclassification amount:
Unrealized holding (losses) gains arising during period               (26,349)                      20,146
Less: reclassification adjustment for net securities gains
    included in net income                                                284                           53
                                                                   ----------                   ----------
Net unrealized (losses) gains on securities                          ($26,633)                  $   20,093
                                                                   ==========                   ==========

See accompanying Notes to Consolidated Unaudited Financial Statements.

                  Ambac Assurance Corporation and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                  For The Periods Ended March 31, 2002 and 2001
                             (Dollars in Thousands)

                                                                                     Three Months Ended
                                                                                           March 31,
                                                                                -----------------------------
                                                                                   2002               2001
                                                                                ----------         ----------
Cash flows from operating activities:
     Net income                                                                 $ 121,029          $ 101,213
     Adjustments to reconcile net income to net cash
            provided by operating activities:
     Depreciation and amortization                                                    704                753
     Amortization of bond premium and discount                                     (1,666)            (1,950)
     Current income taxes                                                         (62,583)            24,439
     Deferred income taxes                                                          3,822              5,984
     Deferred acquisition costs                                                    (3,946)            (6,870)
     Unearned premiums, net                                                        26,509             11,182
     Losses and loss adjustment expenses                                            3,745              4,109
     Ceded reinsurance balances payable                                            (2,436)            (3,574)
     Net securities losses                                                          4,571              4,282
     Other, net                                                                    (8,457)            (3,150)
                                                                                ---------          ---------
            Net cash provided by operating activities                              81,292            136,418
                                                                                ---------          ---------

Cash flows from investing activities:
     Proceeds from sales of bonds                                                  79,569            172,913
     Proceeds from maturities of bonds                                             67,497             55,470
     Purchases of bonds                                                          (232,954)          (319,400)
     Change in short-term investments                                              35,944            (14,518)
     Securities purchased under agreements to resell                                    -            (20,973)
     Other, net                                                                    (5,768)            (4,286)
                                                                                ---------          ---------
            Net cash used in investing activities                                 (55,712)          (130,794)
                                                                                ---------          ---------

Cash flows from financing activities:
     Dividends paid                                                               (19,500)           (17,000)
     Capital issuance costs                                                          (607)                 -
     Short-term financing                                                          (7,300)                 -
                                                                                ---------          ---------
            Net cash used in financing activities                                 (27,407)           (17,000)
                                                                                ---------          ---------

            Net cash flow                                                          (1,827)           (11,376)
Cash and cash pledged as collateral at January 1                                   33,678             36,828
                                                                                ---------          ---------
Cash and cash pledged as collateral at March 31                                 $  31,851          $  25,452
                                                                                =========          =========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
            Income taxes                                                        $  68,149          $   1,500
                                                                                =========          =========

See accompanying Notes to Consolidated Unaudited Financial Statements.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements
(Dollars in Thousands)

     (1)   Basis of Presentation

     Ambac Assurance Corporation is a leading provider of financial guarantees to clients for both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. As of March 31, 2002, Ambac Assurance's net guarantees in force (principal and interest) were $484,147,214. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

     Ambac Assurance serves clients in international markets through its wholly-owned subsidiary Ambac Assurance UK Limited.

     Ambac Credit Products L.L.C., a wholly owned subsidiary of Ambac Assurance, also provides credit protection in the form of structured credit derivatives. These structured credit derivatives require that Ambac Credit Products make payments upon the occurrence of certain defined credit events relating to an underlying obligation (generally a fixed income obligation). Should a credit event occur, Ambac Credit Products would generally pay an amount equivalent to the difference between the par value and market value of the underlying obligation. Substantially all of Ambac Credit Product's contracts are partially hedged with various financial institutions or structured with first loss protection.

     Ambac Assurance, as the sole limited partner, owns a limited partnership interest representing 90% of the total partnership interests of Ambac Financial Services, L.P., a limited partnership which provides interest rate swaps primarily to states, municipalities and their authorities. The sole general partner of Ambac Financial Services, Ambac Financial Services Holdings, Inc., a wholly owned subsidiary of Ambac Financial Group, owns a general partnership interest representing 10% of the total partnership interest in Ambac Financial Services.

     The accompanying consolidated unaudited interim financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP") and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Ambac Assurance's financial condition, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2002 may not be indicative of the results that may be expected for the full year ending December 31, 2002. These consolidated financial statements and notes should be read in conjunction with the financial statements and notes included in the audited

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)

consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 26, 2002 as Exhibit 99.01 to Ambac Financial Group Inc.'s Form 10-K.

     The consolidated financial statements include the accounts of Ambac Assurance and each of its subsidiaries. All significant intercompany balances have been eliminated.

     Certain reclassifications have been made to prior period's amounts to conform to the current period's presentation.

     (2)   Goodwill and Other Intangible Assets

     In July 2001, the FASB issued FAS Statement 142, "Goodwill and Other Intangible Assets". FAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. FAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. Ambac adopted FAS 142 effective January 1, 2002 and has determined that it has no impact on its consolidated results of operations and financial position.

     (3)   Accounting for Asset Retirement Obligations

     In August 2001, the FASB issued FAS Statement 143, "Accounting for Asset Retirement Obligations"("SFAS 143".) SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Companies also record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Ambac Assurance is required to adopt SFAS 143 on January 1, 2003.

Ambac Assurance Corporation and Subsidiaries
Notes to Consolidated Unaudited Financial Statements (Continued)

     (4)   Accounting for the Impairment or Disposal of Long-Lived Assets

     In October 2001, the FASB issued FAS Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"("SFAS 144".) SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. This statement did not have an effect on Ambac Assurance's first quarter of 2002 results.